Exhibit 5.1

Weil, Gotshal & Manges llp	AUSTIN
767 FIFTH AVENUE • NEW YORK, NY 10153-0119	BOSTON
(212) 310-8000	BRUSSELS
FAX: (212) 310-8007	BUDAPEST
DALLAS
FRANKFURT
HOUSTON
LONDON
MIAMI
MUNICH
PARIS
PRAGUE
SILICON VALLEY
April 30, 2004	SINGAPORE
WARSAW
WASHINGTON D C

United Biscuits Finance plc

Hayes Park

Hayes End Road, Hayes

Middlesex UB4 8EE

United Kingdom

Ladies and Gentlemen:

We have acted as counsel to United Biscuits Finance plc, a company incorporated with limited liability under the laws of England and Wales (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form F-4 (the “Registration Statement”) of the Issuer for registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to £45,000,000 aggregate principal amount of the Issuer’s 10 3/4% Senior Subordinated Notes due 2011 and up to €32,785,000 aggregate principal amount of the Issuer’s 10 5/8% Senior Subordinated Notes due 2011 (together, the “Exchange Notes”) issuable in connection with the exchange offer of the Exchange Notes for (i) the Issuer’s £45,000,000 outstanding 10 3/4% Senior Subordinated Notes due 2011 and €32,500,000 outstanding 10 5/8% Senior Subordinated Notes due 2011 issued on February 16, 2004 and (ii) the Issuer’s €285,000 outstanding 10 5/8% Senior Subordinated Notes due 2011 issued on April 17, 2001, each of which outstanding notes were not registered under the Securities Act (together, the “Unregistered Notes,” and collectively with the Exchange Notes, the “Notes”).  The Notes are guaranteed by Regentrealm Limited (the “Guarantor”), a wholly-owned subsidiary of the Issuer.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture (the “Indenture”) dated as of April 17, 2001 between the Issuer, the Guarantor, and The Bank of New York, as Trustee (the “Trustee”) and the Supplemental Indenture dated as of February 16, 2004 between the Issuer, the Guarantor and the Trustee (collectively with the Indenture, the “Indentures”), included as Exhibit 2.1 to the Registration Statement, pursuant to which the Exchange Notes will be issued, the form of the Exchange Notes and the guarantee provided with respect thereto (the “Guarantee”), and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantor, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Guarantor.  We have also assumed (i) the valid existence of each of the Issuer and the Guarantor under the laws of its jurisdiction of incorporation, (ii) that each of the Issuer and the Guarantor has the requisite corporate power and authority under the laws of its jurisdiction of incorporation to enter into and perform its obligations under the Indentures, the Exchange Notes and the Guarantee, as applicable, (iii) the due authorization, execution and delivery of the Indentures, the Exchange Notes and the Guarantee, as applicable, by each of the Issuer and the Guarantor under the laws of its jurisdiction of incorporation and (iv) the due authorization, execution and delivery of the Indentures by the Trustee.  We have also relied upon the opinion of Weil, Gotshal & Manges dated April 30, 2004 as to matters of English law.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             The Exchange Notes and the Guarantee, when duly and validly executed and delivered by the Issuer and the Guarantor, respectively, and authenticated by the Trustee in accordance with the provisions of the Indenture and as contemplated by the Registration Statement and upon the exchange of Unregistered Notes for Exchange Notes by holders of Unregistered Notes, will constitute the legal, valid and binding obligations of the Issuer and the Guarantor, respectively, entitled to the benefits provided by the Indenture, enforceable against the Issuer and the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.             The statements in the Registration Statement under the caption “Certain Tax Consequences—U.S.  Federal Income Tax Considerations” (insofar as they relate to provisions of United States federal tax laws therein described, and subject to the limitations set forth therein) constitute our opinions and are accurate in all material aspects.

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges LLP